Exhibit 10.1

Citi Commercial Bank
33 Canada Square
London
E14 5LB

March 26, 2021

To:	Wayside Technology UK Holdings Limited
C/O Fieldfisher Riverbank House,
2 Swan Lane,
London, United Kingdom,
EC4R 3TT

Dear Sir/Madam

Uncommitted Short Term Credit Facility

We set out below the terms and conditions upon which we Citibank, N.A., acting through our branch at London and/or such other branch(es) as we may select depending on the mode of utilisation, are willing to provide you Wayside Technology UK Holdings Limited with an uncommitted credit facility of £8,000,000/- (Sterling Eight Million Only).

1. Definitions

For the purposes of this letter, the following definitions apply:

“Banking Day” has the meaning given in respect of the relevant currency in Schedule 1 (daily rates);

“Daily Rate” has the meaning given in respect of the relevant currency in Schedule 1 (daily rates), and if any such rate is less than zero, the Daily Rate shall be deemed to be zero; and

“Guarantor” means Wayside Technology Group Inc incorporated at 4 Industrial Way West, Suite 300 Eatontown, New Jersey, US 07724

2. Facility

The facility will be available for utilisation by you by way of advances on loan account(s) in your name each in a minimum drawing amount and with an interest period as agreed between us and you where calculated thereon (both before and after judgment) at an agreed margin of 1.85% per annum over the Daily Rate (as applicable 5 Banking Days prior to that day) for each day during that interest period, compounded or aggregated in arrear by us for that interest period in accordance with such calculation methodologies and conventions as we determine are applicable in accordance with market practice for the relevant currency and payable at the end of such interest period.

3. Conditions Precedent

You may not utilise the facility until we have received in a form satisfactory to us:-

(a)	A copy of your and the Guarantor’s memorandum and articles of association or other constitutive documents, certified complete and up to date;

Citibank N.A., London Branch (registered branch number BR001018), Citigroup Centre, Canada Square, Canary Wharf, London, E14 5LB, is authorised and regulated by the Office of the Comptroller of the Currency (USA) and authorised by the Prudential Regulation Authority.  Subject to regulation by the Financial Conduct Authority and limited regulation by the Prudential Regulation Authority.  Details about the extent of our regulation by the Prudential Regulation Authority are available from us on request.  The contact number for Citibank N.A., London Branch is +44 (0)20 7508 8000.

Citi Commercial Bank
33 Canada Square
London
E14 5LB

(b)

A certified copy of a board resolution of yourselves and the Guarantor or equivalent corporate authority approving the terms of this letter and the guarantee and authorising named person(s) to sign this letter and the guarantee and any documents to be delivered pursuant to the facility and the guarantee, together with specimen signatures of such person(s); (c) A duly executed corporate guarantee provided by the Guarantor; and

(d)	A copy of this letter duly acknowledged on behalf of yourselves.

4. Cancellation

Any undrawn portion of the facility may be cancelled by us at any time without limitation.

5. Demand Payment

We shall be entitled to demand immediate repayment of the facility (together with accrued interest) at any time without limitation.

6. Prepayment

If any such advance under Clause 2 (Facility) above is repaid otherwise than on the last day of the interest period relating thereto, you shall pay us a prepayment fee of £2,000. This prepayment fee shall not apply to the first such prepayment in any period of twelve months, to the second such prepayment if it relates to an interest period of six months or more, or any prepayment simultaneous with the Facility being (p)repaid and cancelled in full.

7. Automatic Rollover

(a)

In respect of any advance made pursuant to Clause  2 (Facility) above, if we have not, as at the last day of the interest period relating thereto, exercised our rights under Clause 5 (Demand Payment) above to demand immediate repayment of such advance, it shall be repaid by you on that day; accordingly, you hereby irrevocably instruct us to apply the proceeds of any advance made by us on that day pursuant to paragraph (b) below in or towards such repayment.

(b)	On the last day of the interest period relating to each advance, we shall, unless
(i)	we have exercised our rights under Clause 4 (Cancellation) above;
(ii)

we have exercised our rights in respect of such advance under Clause 5 (Demand Payment) above to demand immediate repayment thereof; or (iii) you have notified us of your intention to repay the advance, make an advance to you in an amount equal to the amount of the advance to which such interest period relates.  All the provisions of this letter applicable to advances made available to you under Clause 2 (Facility) above shall apply to any advance made pursuant to this paragraph.

Citibank N.A., London Branch (registered branch number BR001018), Citigroup Centre, Canada Square, Canary Wharf, London, E14 5LB, is authorised and regulated by the Office of the Comptroller of the Currency (USA) and authorised by the Prudential Regulation Authority.  Subject to regulation by the Financial Conduct Authority and limited regulation by the Prudential Regulation Authority.  Details about the extent of our regulation by the Prudential Regulation Authority are available from us on request.  The contact number for Citibank N.A., London Branch is +44 (0)20 7508 8000.

Citi Commercial Bank
33 Canada Square
London
E14 5LB

8. Currency Indemnity

If any sum due from you under this letter (a “Sum”) or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency in which that sum is payable (the “First Currency”) into another currency (the “Second Currency”) for the purpose of:

(a)	making or filing a proof of claim against you; or
(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

you shall as an independent obligation, within three business days of demand, indemnify us against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) our spot rate of exchange at the time of receipt of the Sum less all costs, charges and expenses normally incurred by us or on our behalf in connection with such conversion.

9. Taxes

(a)

All payments to be made by you hereunder shall be free and clear of and without deduction for or on account of Tax unless you are required by law to make any deduction or withholding on account of Tax in which case, the sum due from you in respect of such payment shall be increased to the extent necessary to ensure that, after making such deduction or withholding, we receive a net sum equal to the sum which we would have received had no deduction or withholding been made.

(b)	You will pay to us any cost, loss or liability that we suffer in relation to all stamp duty, registration and other similar taxes payable in respect of this letter.
(c)	All costs under this agreement will be exclusive of VAT.
(d)

You will indemnify us against any other loss or liability (other than tax on the net income, profits and gain in respect of payment actually received by us), which we determine, will be suffered by us for or on account of Tax in relation to a payment received or receivable under this letter.

(e)

In this paragraph “Tax” shall be construed so as to include any tax, levy, impost, duty or other charge of a similar nature (including without limitation, any penalty or interest payable in connection with any reasonable delay in paying any of the same).

10. Payments

All payments in respect of utilisations of the facility denominated in GBP shall be made to such account(s) as may from time to time be notified by us to you for such purposes for the account of either (i) the lending office in question or (ii) CEP (where the provisions of Clause 15 (Alternative Lender) below apply) provided that any payment to be made to any assignee (other than CEP) shall be made to such account as may be notified to you by us or such assignee.

Citibank N.A., London Branch (registered branch number BR001018), Citigroup Centre, Canada Square, Canary Wharf, London, E14 5LB, is authorised and regulated by the Office of the Comptroller of the Currency (USA) and authorised by the Prudential Regulation Authority.  Subject to regulation by the Financial Conduct Authority and limited regulation by the Prudential Regulation Authority.  Details about the extent of our regulation by the Prudential Regulation Authority are available from us on request.  The contact number for Citibank N.A., London Branch is +44 (0)20 7508 8000.

Citi Commercial Bank
33 Canada Square
London
E14 5LB

11. Interest Computation

(a)

Interest payable by you shall be computed on a 365 day year basis.  Any monies due and payable by you to us under the facility but not so paid shall bear interest thereon (payable on our demand) at the rate per annum, after as well as before judgment, which is 2.00% per annum higher than the relevant agreed margin plus the relevant Daily Rate applicable to the overdue amount, for such interest periods as we may reasonably determine.

(b)	We will on request provide you with further details of the calculation or any calculation methodologies or conventions which we have applied in calculating any interest payable under this agreement.

12. Utilisation

(a)

If you wish to make any utilisation of the facility you should so notify us by not less than 2 business days' notice in writing (or by such shorter period and/or by such other means as we may mutually agree) referring to this letter and specifying the amount and the date of such proposed utilisation.

(b)

If we agree to such proposed utilisation (which agreement we may give or withhold in our absolute discretion), we shall so notify you specifying the terms upon which such proposed utilisation may be made and your making of such proposed utilisation shall constitute your acceptance of such terms.

(c)	The provisions of this Clause 12 (Utilisation) shall be without prejudice to the operation of paragraph 7 (Automatic Rollover) above.

13. Assignment

(a)	We may at any time assign all or any part of our rights and benefits hereunder in respect of any one or more utilisations of the facility to any other person(s) (an “Assignee”).
(b)	You may not assign all or any part of your rights and benefits hereunder to any other person.

14. Disclosure

We may disclose to any actual or potential Assignee or to any person who may otherwise enter into contractual relations with us in relation to any utilisation of the facility such information about you as we shall consider appropriate.  If, in respect of any utilisation of the facility, CEP provides us with any assistance with respect to any such assignment or other contractual relations, then (i) we may disclose such information to CEP and (ii) CEP may disclose such information to such Assignee or other person.

15. Alternative Lender

From time to time we may at our discretion make any one or more utilisations of the facility available to you through CEP or we may at our discretion assign to CEP all or any part of our rights and benefits in respect of such utilisation.  If we do so, then, in respect only of each such utilisation (i) any reference in this letter to “Citibank, N.A.” shall be read and construed as if it were a reference to “Citibank Europe plc”; (ii) any reference in this letter to “we”, “us” or, “our” shall be read and construed as if this letter were written to you by CEP instead of Citibank, N.A. and (iii) CEP shall be entitled to all of

Citibank N.A., London Branch (registered branch number BR001018), Citigroup Centre, Canada Square, Canary Wharf, London, E14 5LB, is authorised and regulated by the Office of the Comptroller of the Currency (USA) and authorised by the Prudential Regulation Authority.  Subject to regulation by the Financial Conduct Authority and limited regulation by the Prudential Regulation Authority.  Details about the extent of our regulation by the Prudential Regulation Authority are available from us on request.  The contact number for Citibank N.A., London Branch is +44 (0)20 7508 8000.

Citi Commercial Bank
33 Canada Square
London
E14 5LB

our rights and benefits hereunder in respect of such utilisation as if this letter were written to you by CEP instead of by Citibank, N.A.

16. Set off

We may set off any matured obligation due from you under this letter against any matured obligation owed by us to you, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, we may convert either obligation at a market rate of exchange in our normal course of business for the purpose of set off.

17. Contractual Recognition of Bail-In

(a)

Notwithstanding any other terms hereunder or any other agreement, arrangement or understanding between us and you, each party acknowledges and accepts that any liability of any party to any other party under or in connection with this letter may be subject to Bail-In Action by the relevant Resolution Authority and each party acknowledges and accepts to be bound by the effect of:

(i)	any Bail-In Action in relation to any such liability, including (without limitation):
(A)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;
(B)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it;
(C)	a cancellation of any such liability; and
(ii)	a variation of any term of this letter to the extent necessary to give effect to any Bail-In Action in relation to any such liability.
(b)	Definitions

In this letter:

“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms;

“Bail-In Action” means the exercise of any Write-down and Conversion Powers;

“Bail-In Legislation” means:

(a)

in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)	in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation;

Citibank N.A., London Branch (registered branch number BR001018), Citigroup Centre, Canada Square, Canary Wharf, London, E14 5LB, is authorised and regulated by the Office of the Comptroller of the Currency (USA) and authorised by the Prudential Regulation Authority.  Subject to regulation by the Financial Conduct Authority and limited regulation by the Prudential Regulation Authority.  Details about the extent of our regulation by the Prudential Regulation Authority are available from us on request.  The contact number for Citibank N.A., London Branch is +44 (0)20 7508 8000.

Citi Commercial Bank
33 Canada Square
London
E14 5LB

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway;

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time;

“Resolution Authority” means any body which has authority to exercise any Write-down and

Conversion Powers;

“Write-down and Conversion Powers” means:

(a)

in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)	in relation to any other applicable Bail-In Legislation:
(i)

any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.

18. Revenue Sharing

It is understood by the parties hereto that in connection with the transactions and services contemplated under this letter, certain of our affiliates may provide other products, sales and services to you.  Any such transaction or service is provided by such affiliate on its own behalf.  We have previously agreed with certain of our affiliates to share revenue in respect of any transaction or service contemplated under this letter based upon their respective contribution to such transaction or service.  Accordingly, a portion of the revenue received by us from you under any transaction or service contemplated by this letter is allocable to such affiliate(s) and is received by us on behalf of such affiliate(s).  For a list of affiliates providing certain services in specific countries, please see https://www.citibank.com/icg/docs/Affiliates.pdf

19. Governing Law/Jurisdiction

(a)

The agreement arising on your acceptance of the offer set forth in this letter and any non-contractual obligations arising out of or in connection with this letter shall be governed by, and construed in accordance with English law.

Citibank N.A., London Branch (registered branch number BR001018), Citigroup Centre, Canada Square, Canary Wharf, London, E14 5LB, is authorised and regulated by the Office of the Comptroller of the Currency (USA) and authorised by the Prudential Regulation Authority.  Subject to regulation by the Financial Conduct Authority and limited regulation by the Prudential Regulation Authority.  Details about the extent of our regulation by the Prudential Regulation Authority are available from us on request.  The contact number for Citibank N.A., London Branch is +44 (0)20 7508 8000.

Citi Commercial Bank
33 Canada Square
London
E14 5LB

(b)

You hereby agree for our benefit, and without prejudice to our right to take proceedings in relation hereto before any other court of competent jurisdiction, that the courts of England shall have exclusive jurisdiction to hear and determine any suit, action or proceeding that may arise out of or in connection with this facility letter and for such purposes irrevocably submit to the jurisdiction of such courts.

The offer set forth above may be accepted by your countersigning and returning to us the enclosed copy hereof but will lapse if we have not received the enclosed copy hereof duly countersigned by April 30, 2021.

SCHEDULE 1

DAILY RATES

STERLING

Banking Day:	means any day (other than a Saturday or Sunday) on which banks are open for general business in London.
Central Bank Rate:	means the Bank of England's Bank Rate as published by the Bank of England from time to time.
Daily Rate:	means, in relation to any Banking Day:
(a) SONIA for that Banking Day; or

(b)

if SONIA is not available for that Banking Day, the Central Bank Rate for that Banking Day, adjusted by us (in accordance with market practice) to compensate for the difference between SONIA and the Central Bank Rate; or

(c)

if paragraph (b) above applies but the Central Bank Rate for that Banking Day is not available, the most recent Central Bank Rate for a day which is no more than 5 Banking Days before that Banking Day, adjusted by us (in accordance with market practice) to compensate for the difference between SONIA and the Central Bank Rate, rounded in each case to four decimal places.

SONIA:

means the Sterling overnight index average rate displayed on the relevant screen of any authorised distributor of that reference rate (or any other person which takes over the publication of that rate).

Citibank N.A., London Branch (registered branch number BR001018), Citigroup Centre, Canada Square, Canary Wharf, London, E14 5LB, is authorised and regulated by the Office of the Comptroller of the Currency (USA) and authorised by the Prudential Regulation Authority.  Subject to regulation by the Financial Conduct Authority and limited regulation by the Prudential Regulation Authority.  Details about the extent of our regulation by the Prudential Regulation Authority are available from us on request.  The contact number for Citibank N.A., London Branch is +44 (0)20 7508 8000.

Citi Commercial Bank
33 Canada Square
London
E14 5LB

Yours faithfully,

/s/ Oliver Rey-Beckstrom

April 13, 2021

for and on behalf of
CITIBANK, N.A., LONDON BRANCH

The foregoing terms and conditions of the facility are acknowledged and accepted by

WAYSIDE TECHNOLOGY UK HOLDINGS LIMITED

By: /s/ Michael Vesey

Date: April 13, 2021

Citibank N.A., London Branch (registered branch number BR001018), Citigroup Centre, Canada Square, Canary Wharf, London, E14 5LB, is authorised and regulated by the Office of the Comptroller of the Currency (USA) and authorised by the Prudential Regulation Authority.  Subject to regulation by the Financial Conduct Authority and limited regulation by the Prudential Regulation Authority.  Details about the extent of our regulation by the Prudential Regulation Authority are available from us on request.  The contact number for Citibank N.A., London Branch is +44 (0)20 7508 8000.